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                                EXHIBIT 24

                            Power of Attorney

     We the undersigned directors and officers of Power-One, Inc. hereby constitute and appoint Steven J. Goldman and Eddie K. Schnopp, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, that said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities and Exchange Act of 1934, as amended, any rules, regulations, and requirements of the SEC in connection with this Report, including specifically, but not limited to, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments and supplements to this Report, and we hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

      SIGNATURES                    TITLE                        DATE
      ----------                    -----                        ----
/s/ Steven J. Goldman      Chairman of the Board, Chief      March 27, 1998
 (Steven J. Goldman)       Executive Officer and President
                           (Principal Executive Officer)

/s/ Eddie K. Schnopp       Vice President, Finance and       March 27, 1998
  (Eddie Schnopp)          Logistics, Chief Financial
                           Officer and Secretary (Principal
                           Financial and Accounting Officer)

/s/ Jon E. M. Jacoby       Director                          March 27, 1998
 (Jon E. M. Jacoby)

/s/ Douglas H. Martin      Director                          March 27, 1998
 (Douglas H. Martin)

/s/ Dr. Albert Y. C. Yu    Director                          March 27, 1998
 (Dr. Albert Y. C. Yu)